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                                                                     Exhibit 21



                                  Subsidiaries
                                  ------------

Wonderwide Consultants Limited
King Yuen Investment & Development Limited
Qin Dynasty Hotel (Xian) Ltd.
Malee Consultants Limited
Jenson International Travel Services Limited
Lite Charter (China) Limited